Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of June 23, 2026 (the “Commencement Date”) by and between Clean Energy Fuels Corp., a Delaware corporation (“Employer” or the “Company”), and Bartolomeo A. Frabotta (“Employee”).

RECITALS

A.	Employee has served as Group Vice President of Employer.

B.	Employer desires to appoint Employee as Chief Operating Officer of Employer in order retain the benefit of Employee’s skill, knowledge and experience in order to insure the continued successful operation of its business and that of its operating subsidiaries, and Employee desires to render services to Employer as its Chief Operating Officer.

AGREEMENT

In consideration of the good and valuable consideration and mutual promises and covenants contained herein, the parties agree as follows:

1.	Background: This Agreement terminates and supersedes all prior written and oral agreements, and sets forth the terms and conditions of Employee’s continued employment with Employer.

2.	Term: Employer agrees to employ Employee and Employee agrees to serve Employer, in accordance with the terms of this Agreement, for a term commencing on the Commencement Date and ending on June 23, 2029 (the “Term”), unless this Agreement is earlier terminated in accordance with the provisions herein. This Agreement shall thereafter renew automatically for consecutive one (1) year periods (each, a “Renewal Term”) unless either party gives written notice to the other party of its intent not to renew within sixty (60) days of the expiration of the Term or any Renewal Term, as applicable. Any such renewal shall be on the same terms and conditions as this Agreement.

3.	Duties of Employee: Employee will serve as Chief Operating Officer of Employer, and as such, Employee hereby promises to perform and discharge well and faithfully the duties that may be assigned to Employee from time to time which are appropriate for a Chief Operating Officer of an organization the size of Employer that is engaged in the type of business engaged in by Employer and Employer agrees to assign to Employee only such duties. As Chief Operating Officer, Employee shall report only to the President and Chief Executive Officer. The duties of Employee may be changed from time to time by the mutual agreement of the Employer and Employee. Notwithstanding any such change from the duties originally assigned, or hereafter assigned, the employment of Employee will be construed as continuing under this Agreement. However, if Employer shall (i) materially diminish Employee’s duties, title, authority, responsibilities, Base Salary (as defined below in Section 4(a)) or annual Incentive Compensation (as defined below in Section 4(b)) opportunity, (ii) materially breach this Agreement, (iii) require Employee to report to any person other than the President and Chief Executive Officer, or (iv) change Employee’s principal place of employment to outside a radius of twenty-five (25) miles of 4675 MacArthur Court, Newport Beach, California (each, a “Good Reason”), or if Employer does not renew this Agreement prior to expiration of the Term or any Renewal Term, then Employee shall be eligible to receive the Severance Benefits described in Section 5(d), provided, however, that Employee must timely satisfy the requirements specified in Sections 5(i) and 5(j). Employee agrees to devote substantially all of Employee’s working time and attention to Employee’s duties hereunder, except for such reasonable amounts of time for personal, charitable, investment and professional activities that do not substantially interfere with the service to be rendered by Employee hereunder.

4.	Compensation:

a.	Base Salary. During the Term or any Renewal Term, Employer agrees to pay Employee an annual base salary of $545,056 (“Base Salary”), which shall be earned and payable in accordance with Employer’s usual and customary payroll practices as in effect from time to time; provided, however, that pro-rata payments of Base Salary shall occur at least once every thirty (30) days. Any increase in Base Salary shall be as determined from time to time in the sole discretion of the Compensation Committee of the Board of Directors of Employer (“Board”). Employee’s Base Salary shall not be reduced below $545,056 without Employee’s consent.

b.	Incentive Compensation. Employee shall be eligible for a target annual performance bonus (“Incentive Compensation”) of one hundred percent (100%) of Base Salary. Any increase in Employee’s target Incentive Compensation shall be as determined from time to time in the sole discretion of the Board. Incentive Compensation will be (1) determined in accordance with certain financial and operational objectives to be determined in the sole discretion of the Compensation Committee of the Board within forty-five (45) days following the commencement of each fiscal year of Employer during the Term or any Renewal Term, and (2) paid no later than March 15th immediately following the fiscal year in which the Incentive Compensation was earned. Incentive Compensation for partial years will be prorated.

c.	Additional Benefits. Employee shall also be eligible to participate in any pension plan, profit-sharing plan, life, medical, dental, disability, or other insurance plan or other plan or benefit as from time to time is in effect during the term of this Agreement that Employer may provide generally for management-level employees of Employer (collectively, “Additional Benefits”) provided, however, that while this Agreement remains in force, Employer will provide for Employee, at Employer’s expense, participation in medical, dental and vision coverage short-term disability, long-term disability, AD&D, and life insurance benefits on terms and in amounts not less beneficial to Employee than those provided by the plans, in effect on the date hereof, subject to a determination of Employee’s eligibility under said programs in accordance with their respective terms. Said coverage will be in existence or will take effect as of the commencement of the Term and will continue while this Agreement remains in force. Employer’s liability to Employee for any breach of this paragraph will be limited to the amount of premiums payable by Employee to obtain or retain the coverage contemplated herein.

d.	Vacation. Employee shall be entitled to twenty-five (25) business days of paid vacation each twelve (12) months of the Term or any Renewal Term, in accordance with Employer’s practices and policies which are applicable to its management-level employees.

5.	Termination. The compensation and other benefits provided to Employee pursuant to this Agreement, and the employment of Employee by Employer, shall be terminated only as provided in this Section 5.

a.	Death. If Employee’s employment hereunder is terminated by reason of Employee’s death, this Agreement shall then terminate without further obligations to Employee (or Employee’s heirs or legal representatives) other than for:

i.	payment of the sum of (A) unpaid Base Salary earned through the date of termination of Employee’s employment and any Incentive Compensation earned for the prior fiscal year to the extent not theretofore paid, (B) any compensation previously deferred by Employee (together with any accrued interest or earnings thereon) if so properly elected by Employee to be paid out upon termination of Employee’s employment (or Employee’s death), and (C) any vacation pay accrued through the date of termination of Employee’s employment to the extent not theretofore paid, (for purposes of this Agreement, the preceding clauses (A), (B) and (C) collectively are the “Accrued Obligations”). Any Accrued Obligations shall be paid in a single lump sum in cash within ten (10) days after the date of termination of Employee’s employment or any earlier time period required by applicable law or at any other time specified in a deferral election or deferred compensation plan;

ii.	payment of any amount due to Employee pursuant to the terms of any applicable benefit plan;

iii.	payment of a prorated portion, based on the number of days during the fiscal year during which Employee’s termination occurs, of the Incentive Compensation that would be payable in respect of last fiscal year (based on the criteria applicable for that fiscal year) (the “Pro-Rated Incentive Compensation”); and

iv.	all of Employee’s outstanding equity awards will vest in full on the date of termination (with any performance-based awards to vest based on the target level of performance), provided that this clause (4) shall not supersede any equity acceleration provided under an applicable award agreement that is more favorable to Employee (the “Equity Acceleration”)

Payment of the Pro-Rated Incentive Compensation shall be made after the end of the fiscal year of termination of Employee’s employment but no later than March 15th following such fiscal year.  For purposes of this Agreement, the preceding clause (ii), the Pro-Rated Incentive Compensation and the Equity Acceleration collectively are the “Other Compensation”.  Payment of the Accrued Obligations and Other Compensation shall be made to Employee’s estate or beneficiary as applicable.

b.	Disability. If the Board determines that Employee has become permanently disabled which shall be defined as the Employee’s inability to perform the essential functions of employee’s position, with or without reasonable accommodation, because of illness or incapacity substantiated by appropriate medical authority, to render services of the character contemplated by this Agreement over a period of six (6) consecutive months, then Employee’s employment shall then terminate without further obligations to Employee (or Employee’s heirs or legal representatives) under this Agreement other than for payment to Employee or Employee’s representative, as applicable, of the Accrued Obligations and Other Compensation with such payments occurring at the times that are specified in Section 5(a).

c.	For Cause. Employee’s employment hereunder shall be terminated and all of Employee’s rights to receive further compensation shall terminate upon a determination by Employer, acting in good faith, that Employee (1) has committed a material act of dishonesty against Employer, (2) has been convicted of a felony involving moral turpitude or (3) has committed a material breach of Sections 7(f), 7(g), 7(h) or 7(i) of this Agreement (each of the foregoing acts identified in clauses (1) , (2) and (3) shall constitute “Cause”). Employer shall then have no further obligations to Employee (or Employee’s heirs or legal representatives) under this Agreement other than for payment to Employee of the Accrued Obligations with such payment occurring at the time that is specified in Section 5(a).

d.	Involuntary Departure. Notwithstanding any other provision of this Section 5, the Board shall have the right to terminate Employee’s employment at any time without Cause, but in the event of such termination, or a non-renewal of this Agreement by Employer prior to expiration of the Term or any Renewal Term, or a resignation by Employee for Good Reason, Employee shall be eligible to receive:

i.	the sum of (A) the Accrued Obligations (which will be paid at the time specified in Section 5(a)), (B) one hundred and fifty percent (150%) of one (1) years current Base Salary, and (C) one hundred and fifty percent (150%) of the previous fiscal year’s earned Incentive Compensation;

ii.	payment of the Incentive Compensation that would be payable in respect of the fiscal year in which Employee’s date of termination occurs (based on the criteria applicable for that fiscal year) without any pro-ration;

iii.	continuing participation for a period of one (1) year from the date of termination of Employee’s employment at Employer expense in the Additional Benefits in which Employee was enrolled at the time of such termination, provided, however, that such continued participation shall in all cases be subject to the applicable plan’s terms and conditions governing participation by non-employees after their termination of employment; and; provided further, however, that if continued participation in any such benefit plan is not permitted under the terms of the applicable plan, Employer shall reimburse Employee on a monthly basis for the cost of continued coverage under COBRA (or comparable replacement coverage) for Employee and Employee’s eligible dependents for the remainder of such one (1) year period, or until Employee becomes eligible for substantially comparable benefits from another employer, whichever occurs first. Any such reimbursement shall be paid in a manner intended to comply with Section 409A.

iv.	all of Employee’s outstanding equity awards will vest in full on the date of termination (with any performance-based awards to vest based on the target level of performance), provided that this clause (iv) shall not supersede any equity acceleration provided under an applicable award agreement that is more favorable to Employee.

For purposes of this Agreement, “Severance Benefits” shall consist of the benefits provided by the preceding clauses (i)(B), (i)(C), (ii) and (iii).  In consideration of the receipt of the Severance Benefits, and as a precondition to their receipt, Employee must timely satisfy the Release requirements specified in Section 5(j). The cash Severance Benefits shall be paid to Employee as described in Section 5(j), provided that the Incentive Compensation payment contemplated by 5(d)(ii) above shall be made after the end of the fiscal year of termination of Employee’s employment but no later than March 15th following such fiscal year.

For purposes of this Agreement, with respect to payments of any amounts that are considered to be “nonqualified deferred compensation” subject to Section 409A or exempt from Section 409A under Treasury Regulation §§ 1.409A-1(b)(9) (“separation pay plans”), a termination of Employee’s employment must constitute a “separation from service” as defined by Internal Revenue Code Section 409A.

e.	Voluntary Departure. If Employee’s employment hereunder is terminated due to Employee’s resignation without Good Reason, all of Employee’s rights to receive compensation shall immediately cease other than for payment to Employee of the Accrued Obligations, with such payment of the Accrued Obligations occurring at the time that is specified in Section 5(a), except to the extent otherwise required by an applicable benefit plan or separate written agreement.

f.	Involuntary Departure After Change in Control

i.	If,

A.	(1) Any “person”, other than an existing shareholder of Employer as of January 1, 2006, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Employer representing forty percent (40%) or more, of the combined voting power of the Employer’s then outstanding securities (for purposes of this Section 5(f)(i), the term “person” shall mean a person as defined or referred to in Section 3(a)(9) and/or 13(d)(1), et seq. of the Securities Exchange Act of 1934, as amended., and the associated rules of the Securities and Exchange Commission promulgated thereunder), or (2) a merger or consolidation of Employer in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the combined voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (3) a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Employer or a liquidation or dissolution of Employer, or (4) individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that, other than in connection with an actual or threatened proxy contest, any individual who becomes a director subsequent to the date of this Agreement, whose election, or nomination for election by the stockholders of Employer, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board (hereinafter, a “Change in Control”) (and for purposes of this Agreement, a “Change in Control” must also constitute a change in the ownership, effective control or ownership of a substantial portion of the assets of Employer within the meaning of Code Section 409A); and

B.	Employer terminates Employee’s employment with the Employer without Cause within six (6) months prior to or one (1) year after the date of the Change in Control (including any non-renewal of this Agreement by Employer prior to expiration of the Term or any Renewal Term during such period), or if Employee resigns for Good Reason within six (6) months prior to or one (1) year after the date of the Change in Control;

then notwithstanding any other provision of this Agreement to the contrary and as a substitute therefor, Employee shall be eligible to receive:

1.	the sum of (A) the Accrued Obligations (paid at the time specified in Section 5(a)), (B) 225% of one (1) years’ current Base Salary, and (C) 225% of the previous fiscal year’s earned Incentive Compensation;

2.	payment of the Incentive Compensation that would be payable in respect of the fiscal year in which Employee’s date of termination occurs (based on the criteria applicable for that fiscal year) without any pro-ration;

3.	continuing participation for a period of one (1) year from the date of termination of Employee’s employment at Employer expense in the Additional Benefits in which Employee was enrolled at the time of such termination, provided, however, that such continued participation shall in all cases be subject to the applicable plan’s terms and conditions governing participation by non-employees after their termination of employment; and

4.	all of Employee’s outstanding equity awards will vest in full on the date of termination (with any performance-based awards to vest based on the target level of performance), provided that this clause (4) shall not supersede any equity acceleration provided under an applicable award agreement that is more favorable to Employee.

In consideration of the receipt of the Change in Control Benefits (which are all the benefits described in this Section 5(f)(i) other than the Accrued Obligations), and as a precondition to their receipt, Employee must timely satisfy the Release requirements specified in Section 5(j). The cash Change in Control Benefits shall be paid to Employee as described in Section 5(j), provided that the Incentive Compensation payment contemplated by 5(f)(i)(B)(2) above shall be made after the end of the fiscal year of termination of Employee’s employment but no later than March 15th following such fiscal year.

ii.	Notwithstanding anything contained in this Agreement to the contrary, if following a change in ownership or effective control or in the ownership of a substantial portion of assets (in each case, within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), the tax imposed by Section 4999 of the Code or any similar or successor tax (the “Excise Tax”) applies to any payments, benefits and/or amounts received by Employee pursuant to this Agreement or otherwise, including, without limitation, any acceleration of the vesting of outstanding equity awards (collectively, the “Total Payments”), then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to Employee is greater after giving effect to such reduction than if no such reduction had been made. If such a reduction is required, Employer shall reduce or eliminate the Total Payments by first reducing or eliminating any cash payments under this Agreement, then by reducing or eliminating any accelerated vesting of equity awards subject to performance vesting conditions, then by reducing or eliminating any accelerated vesting of other equity awards, then by reducing or eliminating any other remaining Total Payments, in each case in reverse order beginning with the payments which are to be paid the farthest in time from the date of the transaction triggering the Excise Tax and in all cases in a manner consistent with the requirements of Code Section 409A and intended to provide Employee with the greatest economic benefit possible. The provisions of this Section 5(f)(ii) shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee’s rights and entitlements to any benefits or compensation. Any determination under this Section 5(f)(ii) shall be made in writing in good faith by an independent accounting firm or consultants of nationally recognized standing (the “Independent Advisors”) selected by the Company and acceptable to Employee, which shall provide detailed supporting calculations to Employer and Employee as requested by Employer or Employee. The Independent Advisors’ determinations shall be final and binding on Employer and Employee. Employer shall bear all costs the Independent Advisor may reasonably incur in connection with its services.

g.	Severance Calculation For calculating the severance payments in this Section 5, Base Salary and Incentive Compensation shall be determined as of the date of Employee’s termination and without regard to any reduction in such amounts giving rise to Employee’s resignation for Good Reason.

h.	Special Required Delay in Payments under Internal Revenue Code Section 409A. Notwithstanding any provision in this Agreement to the contrary, if Employee is a “specified employee” as defined under Code Section 409A as of the date of his separation from service, then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, Employer shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such separation from service until the earlier of (i) ten (10) business days after Employer receives notification of Employee’s death or (ii) the first business day of the seventh month following Employee’s separation from service. Any such delayed payments shall be made without interest.

i.	Good Reason Procedural Conditions. In order for Employee to resign his employment for Good Reason and be eligible for the applicable severance benefits under this Agreement, Employee must notify Employer in writing within ninety (90) days following the initial existence of the Good Reason condition and Employer shall be then be given thirty (30) days from its receipt of such notice during which Employer may remedy or cure such condition (“Remedy Period”). If Employer does not cure or remedy such Good Reason condition(s) during the Remedy Period, then Employee must resign his employment within thirty (30) days after the end of the Remedy Period and must also timely comply with the Release requirements of Section 5(j) in order to receive the applicable severance benefits.

j.	Release of Claims Requirements. In consideration of the receipt of any severance benefits under this Agreement, and as a precondition to their receipt, Employee must execute and not revoke and deliver to the Company a release of all known and unknown claims substantially in the form attached hereto as Exhibit A (the “Release”). Employee shall be granted a twenty-one (21) day period (or such other time period required by applicable law but not to exceed forty-five (45) days) commencing within ten (10) days after termination of Employee’s employment in which to review and study the Release and consult with an attorney prior to deciding whether to execute the Release. Employee’s failure to timely execute and deliver such Release within the prescribed time period (or Employee’s revocation of the Release) shall be deemed to be a waiver of Employee’s ability to receive any of the applicable severance benefits. If the Release is executed and delivered and no longer subject to revocation as provided herein, then any cash severance benefits shall be paid on the 70th day following the termination of Employee’s employment (other than the Pro-Rated Incentive Compensation or Incentive Compensation becoming payable pursuant to Section 5(d) or 5(f), which shall be paid as specified in Section 5(a), (d) or (f), as applicable), except to the extent that such payments are further delayed pursuant to the application of Section 5(h). If Employee’s employment terminates within six (6) months prior to the date of the Change in Control under circumstances entitling Employee to the Change in Control Benefits and the Change in Control does not occur until after the 70th day following the termination of Employee’s employment, Employee shall initially be paid the cash Severance Benefits specified in Sections 5(d)(i)(B) and (C) on such 70th day, and shall be paid any additional amounts becoming payable pursuant to Sections 5(f)(i)(B)(1)(B) and (C) within ten (10) days following the date of the Change in Control. Notwithstanding the foregoing, the Release shall not waive or release (i) any rights to indemnification under the Company’s organizational documents, applicable law, or any indemnification agreement; (ii) any rights under any directors’ and officers’ liability insurance policy maintained by the Company; (iii) any rights with respect to vested equity awards, vested employee benefits, or the Accrued Obligations and other payments expressly payable under this Agreement; (iv) any rights that by law cannot be waived; or (v) any rights to enforce this Agreement or the Release.

6.	Business Expenses. During the term of this Agreement, to the extent that such expenditures satisfy the criteria under the Code for deductibility by Employer (whether or not fully deductible by Employer) for federal income tax purposes as ordinary and necessary business expenses, Employer shall reimburse Employee promptly for usual and customary business expenditures incurred in pursuit and in furtherance of Employer’s business which are documented in accordance with procedures established from time to time by Employer.

7.	Miscellaneous

a.	Succession; Survival. This Agreement is personal to Employee and is not, without the prior written consent of Employer, assignable by Employee. This Agreement shall inure to the benefit of the parties hereto and their respective executors, administrators, personal representatives, successors and assigns. As used herein, with respect to Employer, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires the stock of Employer or to which Employer assigns this Agreement by operation of law or otherwise.

b.	Notices. Any notice or other communication provided for in this Agreement shall be in writing and shall be deemed sent if sent as follows:

If to Employer:	Clean Energy Fuels Corp. 4675 MacArthur Court, Suite 800 Newport Beach, California 92660 Facsimile: (949) 724-1459 Attention: Chairman of the Board

If to Employee:	Bartolomeo A. Frabotta 4675 MacArthur Court, Suite 800 Newport Beach, California 92660 Facsimile: (949) 724-1459

or at such other address as a party may from time to time in writing designate.  Each such notice or other communication shall be effective (i) if given by telecommunication. when transmitted to the applicable number so specified in this Section 7(b) and an appropriate answerback or confirmation of delivery is received, (ii) upon receipt, if given by U.S. certified mail, return receipt requested, addressed as aforesaid, or (iii) one (1) day after being deposited with a reputable overnight courier, addressed as aforesaid.

c.	Entire Agreement: Amendments. This Agreement contains the entire agreement of the Employer and Employee relating to the subject matter hereof. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by Employee and, on behalf of Employer, by an officer or Board Member expressly so authorized by the Board. Employer represents this Agreement has been approved by the Board or the Compensation Committee of the Board.

d.	Waiver. No failure on the part of Employer or Employee to exercise or to delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

e.	Attorneys’ Fees in Action on Contract. If any litigation shall occur between Employee and Employer which arises out of or as a result of this Agreement, or which seeks an interpretation of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of such litigation, including reasonable attorneys’ fees and costs.

f.	Confidentiality Proprietary Information. Employee agrees to not make use of or otherwise disclose, directly or indirectly, any trade secret or other confidential or proprietary information concerning the business (including, but not limited to, its products, employees, services, practices or policies) of Employer or any of its affiliates of which Employee may learn or be aware, except to the extent such use or disclosure is (1) necessary to the performance of this Agreement and reasonably determined by Employee to be in furtherance of Employer’s interests or (2) required by applicable law. The provisions of this Section 7(f) shall survive the termination, for any reason, of this Agreement.

g.	Trade Secrets. Employee, prior to and during the term of employment has had and will have access to and become acquainted with various trade secrets, consisting of software, plans, formulas, patterns, devices, secret inventions, processes, customer lists, contracts, and compilations of information, records and specifications, which are owned by Employer or by its affiliates and are regularly used in the operation of their respective businesses and which may give Employer an opportunity to obtain an advantage over competitors who do not know or use such trade secrets. Employee agrees and acknowledges that Employee has been granted access to these valuable trade secrets only by virtue of the confidential relationship created by Employee’s employment and Employee’s prior relationship to, interest in and fiduciary relationships to, Employer. Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of Employee’s employment by Employer hereunder and as Employee may reasonably believe to be for Employer’s benefit. All records, files, documents, drawings, specifications, software, equipment, and similar items relating to the business of Employer or its affiliates, including, without limitation, all records relating to customers (the “Documents”), whether prepared by Employee or otherwise coming into Employee’s possession, shall remain the exclusive property of Employer or such affiliates and shall not be removed from the premises of Employer or its affiliates under any circumstances whatsoever unless the Documents are being removed by Employee in context of performing the services required herein. Upon termination of Employee’s employment, Employee agrees to deliver promptly to Employer all Documents in Employee’s possession or under the control of Employee. The provisions of this Section 7(g) shall survive the termination, for any reason, of this Agreement. Notwithstanding any provisions in this agreement or Company policy applicable to the unauthorized use or disclosure of trade secrets, Employee is hereby notified that, under the Defend Trade Secrets Act as contained in 18 U.S.C. § 1833, Employee cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for reporting or investigating a suspected violation of law. Employee also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except under court order provided the Employee’s actions are consistent with 18 U.S.C. § 1833.

h.	Trade Secret and Confidential Information Protection.

Employee agrees that following the termination of Employee’s employment for any reason, Employee will not use, disclose, or rely upon any trade secrets, as defined by applicable law, or any other legally protectable confidential or proprietary information of Employer or its affiliates to:

(i) solicit, recruit, induce, or encourage any employee, officer, director, consultant, or independent contractor of Employer or its affiliates to terminate, modify, or diminish such person’s employment or other business relationship with Employer or its affiliates;

(ii) solicit, divert, take away, or interfere with any customer, client, supplier, vendor, referral source, payor, or other business relationship of Employer or its affiliates; or

(iii) solicit, divert, induce, or encourage any independent contractor, consultant, supplier, vendor, or other business relation of Employer or its affiliates to terminate, modify, or enter into the same or a similar business relationship with any other person or entity.

For the avoidance of doubt, this Section does not prohibit Employee from engaging in lawful competition following the termination of Employee’s employment, including soliciting or accepting business or communicating with employees, customers, contractors, suppliers, or other business relations of Employer or its affiliates, so long as Employee does not use, disclose, or rely upon Employer’s or its affiliates’ trade secrets or other legally protectable confidential or proprietary information in doing so. Nothing in this Section is intended to restrain Employee from engaging in a lawful profession, trade, or business to the fullest extent permitted by California law. For the avoidance of doubt, nothing in this Agreement prohibits Employee from using general knowledge, skill, experience, judgment, or publicly available information retained in unaided memory, so long as Employee does not use or disclose Employer’s trade secrets or other legally protectable confidential or proprietary information.

Nothing in this Section prohibits Employee from making any disclosure protected by law, including under California law, the Defend Trade Secrets Act, or any applicable whistleblower law or regulation. The provisions of this Section shall survive the termination, for any reason, of this Agreement.

i.	Inventions and Patents. Except as may be limited by Section 2870 of the California Labor Code, all inventions, designs, improvements, patents, copyrights, and discoveries conceived by Employee during the term of this Agreement which are useful in or directly or indirectly related to the business of Employer, or to any experimental work carried on by Employer, shall be the property of Employer. Employee will promptly and fully disclose to Employer all such inventions, designs, improvements and discoveries (whether developed individually or with other persons) and shall take all steps necessary and reasonably required to assure Employer’s ownership thereof and to assist Employer in protecting or defending Employer’s proprietary rights therein. Employee acknowledges hereby receipt of written notice from Employer pursuant to Labor Code Section 2870 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Employee) does not apply to an invention which qualifies fully under the provisions of California Labor Code Section 2870. The provisions of this Section 7(i) shall survive the termination, for any reason, of this Agreement.

j.	Place of Employment. The principal place of employment shall be within a radius of twenty-five (25) miles of 4675 MacArthur Court, Newport Beach, California, provided, however, that Employee will be expected to engage in regular travel as Employer may reasonably request or as may be required for the proper rendition of services hereunder.

k.	Severability. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed modified to the minimum extent necessary to make it valid and enforceable while preserving the original intent of the parties to the fullest extent permitted by law. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

l.	Withholding Deductions. All compensation payable hereunder, including Base Salary and other benefits, shall be subject to applicable taxes, withholdings and other required, normal or elected employee deductions.

m.	Remedies. Employee expressly agrees that Employer shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent any violation of Sections 7(f), (g), (h), or (i) of this Agreement. This Section 7(m) shall not be construed as a waiver of any other rights or remedies which Employer may have for damages or otherwise. Any action brought to enforce the provisions set forth in this Section 7(m) shall be brought in the Orange County Superior Court. Employee, by execution of this Agreement, hereby submits to the jurisdiction of the Orange County Superior Court.

n.	Arbitration. Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Orange County, California.

i.	Judicial Arbitration and Mediation Services. The arbitration shall be administered by Judicial Arbitration and Mediation Services (“JAMS”) in its Orange County, California office.

ii.	Arbitrator. The arbitrator shall be a retired superior court judge of the State of California affiliated with JAMS.

iii.	Employer shall bear all arbitration forum costs and arbitrator compensation to the extent required by applicable law, including all costs unique to arbitration. Employee shall not be required to pay any greater amount than Employee would be required to pay to commence or maintain a civil action in a court of competent jurisdiction.

iv.	Provisional Remedies and Appeals. Each of the parties reserves the right to file with the Orange County Superior Court an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.

v.	Enforcement of Judgment. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The award of the arbitrator shall be binding, final, and nonappealable.

vi.	Discovery. The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law, including California Code of Civil Procedure Section 1283.05. All discovery disputes shall be resolved by the arbitrator.

vii.	Consolidation. Any arbitration hereunder may be consolidated by JAMS with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitrator determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitrator. Any disputes over which arbitrator shall hear any consolidated matter shall be resolved by JAMS.

viii.	Power and Authority of Arbitrator. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement or is not available in a court of law.

ix.	Governing Law. All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this Agreement to arbitrate which may be resolved by state law shall be resolved according to the laws of the State of California. Any action brought to enforce the provisions of this Section shall be brought in the Orange County Superior Court. All other questions in respect to this Agreement, including but not limited to the interpretation, enforcement of this Agreement (other than the right to arbitrate), and the rights, duties and liabilities of the parties to this Agreement shall be governed by California law.

o.	Waiver of Jury Trial. In the event that any dispute shall arise between Employee and Employer, and notwithstanding the provisions of Section 7(n), litigation ensues, WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS AGREEMENT, THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL AND AGREE THAT ANY SUCH LITIGATION SHALL BE TRIED BY A JUDGE WITHOUT A JURY.

p.	Representation By Counsel; Interpretation. Employer and Employee each acknowledge that each party to this Agreement has had the opportunity to be represented by counsel in connection with this Agreement. Accordingly, any rule of law, including, but not limited to, Section 1654 of the California Civil Code, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it, has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to affect the intent of the parties.

q.	Code Section 409A

i.	General. It is the intent of Employer and Employee that the payments and benefits under this Agreement shall comply with or be exempt from Code Section 409A, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from Code Section 409A. Employer shall administer and interpret this Agreement in good faith consistent with such intent. In no event whatsoever shall Employer be liable for any additional tax, interest or penalty that may be imposed on Employee pursuant to Code Section 409A or for any damages for failing to comply with Code Section 409A. All references to Code Section 409A shall be interpreted to include Code Section 409A and all regulations and guidance promulgated thereunder. Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A.

ii.	Reimbursements and In-Kind Benefits. To the extent any reimbursements or in-kind benefits under this Agreement are subject to Code Section 409A, (A) all such expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee; (B) any right to such reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit; and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

iii.	Offsets. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that is subject to Code Section 409A be subject to offset, counterclaim, or recoupment by any other amount unless otherwise permitted by Code Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Commencement Date.

“EMPLOYER”

CLEAN ENERGY FUELS CORP., a Delaware corporation

By:	/s/ Barclay F. Corbus
Name:	Barclay F. Corbus
Title:	President and Chief Executive Officer

“EMPLOYEE”

/s/ Bartolomeo A. Frabotta
Bartolomeo A. Frabotta

EXHIBIT A

RELEASE

THIS RELEASE (the “Release”) is being executed and delivered by Bartolomeo A. Frabotta (“Employee”) on                       , pursuant to that certain Executive Employment Agreement, dated as of June 23, 2026, by and between Clean Energy Fuels Corp., a Delaware Corporation (“Employer”, and Employee (the “Employment Agreement”).

Employee, intending to be legally bound and for good and valuable consideration, including that received pursuant to Section 5 of the Employment Agreement, and conditioned upon and subject to the receipt of such consideration, hereby agrees as follows:

Employee hereby irrevocably and unconditionally releases, acquits and forever discharges Employer, and any of its subsidiaries, parents, affiliates, managing agents, employees, professional employer organizations (PEO), staffing agencies, servants, consultants, agents, directors, officers, independent contractors, representatives, insurance carriers and attorneys (and the servants, agents, employees, directors, officers, independent contractors, representatives, consultants, insurance carriers and attorneys of any such subsidiaries, parents affiliates, PEO’s, or staffing agencies), and all persons acting by, through, under or in concert with any of them, and each of their respective heirs, successors, and assigns (hereinafter collectively referred to as "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort including defamation, or any legal restrictions on Employer’s right to hire, to refuse to hire or terminate its employees, or any federal, state or other governmental statute, regulation or ordinance, including, without limitation: (1) the Civil Rights Act of 1964, as amended; (2) 42 U.S.C. § 1981; (3) Section 503 of the Rehabilitation Act of 1973; (4) the Fair Labor Standards Act (including the Equal Pay Act); (5) the Americans with Disabilities Act; (6) the Age Discrimination in Employment Act of 1967, as amended; (7) the Federal Family and Medical Leave Act; (8) the Immigration Reform and Control Act; (9) the Federal Worker Readjustment and Retraining Notification Act; (10) the Employee Retirement Income Security Act, as amended; (11) the National Labor Relations Act; (12) the Genetic Information Nondiscrimination Act of 2008; (13) the United States Constitution; (14) the California Constitution; (15) the California Labor Code, including the Private Attorney General Act of 2004 (“PAGA”); (16) the California Business and Professions Code; (17) the California Government Code; (18) the California Family Rights Act; (19) the California Pregnancy Discrimination Act; (20) the California Wage Orders; (21) the Families First Coronavirus Response Act; and/or (22) any other provision of federal, California state, or local statutory or common law or regulation (including whistleblower claims, claims for personal injury, invasion of privacy, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, negligence, assault, battery, false imprisonment, retaliatory or wrongful discharge, and the like), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, own or hold against any of the Releasees up to and including, at the time of Employee’ execution of the Release. Notwithstanding anything to the contrary in this Release, this Release does not waive, release, or impair (i) any rights to indemnification, advancement of expenses, or contribution under applicable law, the Company’s certificate of incorporation, bylaws, or any indemnification agreement; (ii) any coverage under any directors’ and officers’ liability insurance policy; (iii) any claims arising after the date Employee signs this Release; or (iv) any claims or rights that cannot be waived as a matter of law.

Employee hereby releases Employee’s individual PAGA claims and hereby waives Employee’s right to pursue non-individual representative PAGA claims including Employee’s right to represent the State in claiming civil penalties for Labor Code violations that Employee claims Employee experienced or that any other employee claims to have experienced. Employee recognizes that this Agreement waives Employee’s right to serve as a representative of the State in bringing a claim on behalf of the State, and that it precludes Employee from bringing any claim for civil penalties on behalf of the State arising out of or related to Employee’s application for employment, employment, or separation of employment with the Company.

Without limiting the generality of the foregoing, Employee agrees to fully release and discharge each and all of the Released Parties from any and all claims, demands, rights, and causes of action that have been or could be alleged against any of said Released Parties (a) in connection with Employee’s employment, the Employment Agreement any prior employment agreement, or the termination of such employment (b) in connection with any and all matters pertaining to Employee’s employment by any of the Released Parties, including, but not limited to, any and all compensation, salaries, wages, bonuses, commissions, overtime, monies, pay, allowances, benefits, sick pay, severance pay, paid leave benefits, penalties, interest, damages, and promises on any and all of the above and (c) under or in connection with the state and federal age discrimination laws.

Waiver of Section 1542. Employee understands and acknowledges that Employee is waiving rights under Section 1542 of the California Civil Code, which provides:

Section 1542. [Certain Claims Not Affected By General Release.] A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Employee expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code and any similar federal, state, or local law, rule, or doctrine with respect to the claims released by this Release. Employee acknowledges that Employee may later discover facts different from or in addition to those now known or believed to be true, but nevertheless agrees that this Release shall remain effective in all respects and shall extend to all claims released by this Release, whether known or unknown, suspected or unsuspected.

Employee acknowledges that this Release constitutes written notice from Employer that Employee should consult with an attorney before signing this Agreement, and Employee acknowledges that Employee has fully discussed all aspects of this Release with Employee’s attorney to the extent Employee desires to do so. Employee agrees that Employee has carefully read and fully understands all of the provisions of this Release and that Employee is voluntarily entering into this Agreement.

Employee agrees that, as part of this Release, Employee has been provided with consideration in addition to anything of value to which Employee is already entitled. Employee is advised that, prior to waiving claims Employee may have under the Age Discrimination in Employment Act, Employee may take up to twenty-one (21) calendar days to consider this Release before signing, and, if accepted, Employee may revoke this Release within seven (7) calendar days after Employee signs this Release. Employee agrees that if Employee wishes to revoke this Release, Employee will notify Employer in writing, addressed to Chairman of the Board, 4675 MacArthur Court, Suite 800, Newport Beach, California 92660, delivered on or before the expiration of the revocation period.

In the event this Release is signed prior to the expiration of 21 calendar days, Employee acknowledges that Employee voluntarily and knowingly agrees to waive Employee’s entitlement to take 21 days to consider this Release for the purpose of expediting the consideration described in section 5 of the Employment Agreement.

Nothing in this Release obligates Employer or any Released Party to offer Employee future employment. Employee acknowledges that any future application for employment, if any, will be considered in accordance with Employer’s then-current business needs, policies, and applicable law.

Employee understands and acknowledges that the aforementioned consideration is not to be construed as an admission on the part of Employer or any of the Released Parties of any liability whatsoever and that the Employer and each Released Party denies that it has engaged in any wrongdoing or has any liability whatsoever.

Except as described below, Employee agrees and covenants not to file any suit, charge, representative action, class action or complaint against Releasees in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of Employee’s employment with Employer or separation therefrom. Employee further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission, or other forum relating directly or indirectly to Employee’s employment by the Company. Nothing in this Release shall be construed to prohibit Employee from filing a charge or assisting others in filing a charge with or participating in any investigation or proceeding conducted by the EEOC, the NLRB, the SEC, other U.S. government agencies, or a comparable state or local agency. Notwithstanding the foregoing and except as described below, Employee agrees to waive Employee’s right to recover monetary damages in any charge, complaint, or lawsuit filed by Employee or by anyone else on Employee’s behalf. Nothing in this Release limits Employee’s right to receive a whistleblower award or bounty from the Securities and Exchange Commission or any other government agency for information provided to that agency.

If either party materially breaches this Release, the non-breaching party may pursue any remedies available at law or in equity, subject to any applicable dispute-resolution provisions. Nothing in this paragraph authorizes recovery of attorneys’ fees or costs except as otherwise provided by statute, contract, or other applicable law.

No Restriction on Lawful Disclosures. Nothing in this Release prohibits Employee from disclosing information as permitted or required by law, including information about unlawful acts in the workplace. Nothing in this Release prohibits Employee from disclosing Employer’s trade secrets, proprietary information, or confidential information only to the extent such disclosure is protected or required by applicable law. Except as so permitted or required, Employee agrees not to use or disclose Employer’s trade secrets or other legally protectable confidential business information. This paragraph does not restrict disclosure of factual information where a restriction would be void or unenforceable under applicable California law.

Employee acknowledges that Employee is relying solely upon the contents of this Release and is not relying on any other representations whatsoever of Employer or any other Released Party as an inducement to enter into this agreement and Release.

Both Employee and Employer agree not to disparage the other party, the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation; provided that both Employee and Employer will respond accurately and fully to any question, inquiry, or request for information when required by legal process. Nothing in this agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

This Release shall be deemed to have been executed and delivered within the State of California, and shall be construed and enforced in accordance with, and governed by, the internal laws of the State of California.  The exclusive venue for any dispute under this Release is the California Superior Court for the County of Orange.  This Release is the entire Release with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written releases and discussions.  The captions in this Release are for convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Release.  This Release and the provisions contained herein shall not be construed or interpreted for or against any person or beneficiary hereof because that person drafted or caused that person’s legal representative to draft any of its provisions.  This Release is binding upon the undersigned’s representatives, successors in interest and assigns.  The provisions of this Release are severable.  Should any provision (or portion thereof) for any reason be held to be unenforceable, the remaining provisions (or portion thereof) shall nonetheless be in full force and effect.  This Release and the provisions hereof cannot be altered or modified by a fully or partially executed oral modification, and further cannot be altered, modified or otherwise changed in any respect except by a subsequent writing duly executed by all parties hereto or by their authorized representatives.  This Release may be executed in counterparts each of which is equally admissible in evidence, and each executed counterpart shall fully bind each party who has executed it.  A fax copy of this Release may be deemed as an original.

THE UNDERSIGNED HAS READ THE FOREGOING RELEASE AND ACCEPTS AND AGREES TO THE PROVISIONS CONTAINED THEREIN, AND HEREBY EXECUTES IT, KNOWINGLY AND VOLUNTARILY, AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

IN WITNESS WHEREOF, Employee has duly executed and delivered this Release as of the date first above written.

“EMPLOYEE”

Bartolomeo A. Frabotta